Exhibit 99.2

 Duos Technologies Group, Inc.

First Quarter 2024 Earnings Conference Call

May 13, 2024

Presenters

Chuck Ferry, Chief Executive Officer

Adrian Goldfarb, Chief Financial Officer

Q&A Participants

Fatid Theon - Northland Capital Markets

Edward Woo - Ascendiant Capital Markets

Operator

Good afternoon. Welcome to Duos Technologies’ First Quarter 2024 Earnings Conference Call. Joining us for today’s call are Duos CEO, Chuck Ferry; and CFO, Adrian Goldfarb. Following their remarks, we will open the call for your questions. Then, before we conclude today’s call, I’ll provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now, I would like to turn the call over to Duos CEO, Chuck Ferry. Sir, please go ahead.

Chuck Ferry

Welcome, everyone, and thank you for joining us. We’ve just issued a press release as well as our 10-Q announcing our financial results for the first quarter of 2024 and other operational highlights. Copies of both are available on the Investor Relations section of our website. I encourage all listeners to view that release and 10-Q filing with the SEC to better understand some of the details we’ll be discussing during today’s call.

Some of the highlights that I will discuss in more detail after the financial report include an award for a new Railcar Inspection Portal valued at $2.7 million, an improved backlog of $10 million, and a new very comprehensive patent on our Railcar Inspection Portal. We have also formed a second operating entity called Duos Edge AI and are in contract negotiations to install and operate our first four Edge data centers this year.

Before we get into the financials, I want to remind everyone that we anticipated short-term financial headwinds as we transition from a pure play CapEx business focused on the rail sector to a recurring and more diversified business within the broader AI value chain that I believe will result in significant shareholder value over the next few years.

As we discussed in a recent press release, Adrian Goldfarb will re-assume the CFO position following the departure of Andrew Murphy. Andrew did an outstanding job for us and was a significant contributor to the turnaround that we have executed in the last few years. Andrew worked for me for over eight years at both APR Energy and here at Duos. He is an exceptional financial professional and business leader, and we wish him the very best.

Given the critical stage that the company is at, the Board and I asked Adrian to re-assume the role, given his close working relationship with Andrew and myself, in laying the groundwork for the strategy that will make our company valuable. His long-term knowledge of the company and his experienced leadership will ensure no gaps between the incoming and outgoing CFO. I am personally very happy he’s agreed to return to his important role and very much enjoy working with him.

With that, I would like to invite Adrian to review our most recent financial results. Adrian.

Adrian Goldfarb

Thank you, Chuck. Before discussing the results for Q1, I would like to give a brief commentary on the company and its progress thus far. As you may or may not be aware, I’ve been working with Chuck on a strategy for Duos and assisting him with implementing the plans and programs that are now underway.

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In particular, I have maintained a close relationship with the capital markets in terms of communicating the vision as it continues to develop. It was not a hard decision for me to return as CFO. I truly believe that the company is in a very good position to profitably grow into a much larger entity, and I look forward to being a part of that success.

My general commentary, before getting into the specific financial results, is that traditionally, Duos’ growth has not been linear. Since 2022, we have taken concrete steps to structure the business in such a way that we can produce more consistent and predictable growth. That transition has been in effect for much of the past 18 months, and while we are not giving updated guidance today, I believe that we are on the threshold of steadily improving results. The evidence to support that belief will be discussed by Chuck following my comments.

Lastly, I would like to thank all of the shareholders who have offered their congratulations and support since returning as the CFO, and I hope to return that by being able to report increasingly stronger results in successive quarters.

Now, let’s look at some of the highlights from the first quarter. Total revenue for the quarter decreased 60 percent to $1.07 million compared to $2.64 million in the first quarter of 2023. Total revenue for Q1 2024 represents an aggregate of approximately $270,000 of technology systems revenue and approximately $800,000 in recurring services and consulting revenue.

The revenue decrease in the first quarter compared to the equivalent quarter a year ago is primarily related to timing and revenue recognition for a major customer who postponed delivery last year into Q4 of this year. That revenue is expected to be booked in Q4. It is also important to note that the 2 percent decline in recurring services and consulting revenue for the same comparison period marks the transition from services revenue to subscription. We expect a similar effect in Q2 and then incremental growth in the second half of 2024 as increases in subscription and other revenues are recorded.

Cost of revenues for the quarter decreased 54 percent, $0.98 million compared to $2.11 million for Q1 2023, reflecting the decline in revenues and the associated lower costs that were largely in line with the revenue decrease. It should be noted that the company does record certain ongoing costs in cost of revenues related to ongoing expenses related to both system production and service delivery, and those costs will typically be a large percentage during periods of lower overall revenues, leading to temporarily reduced margin.

Gross margin for Q1 2024 decreased 82 percent to $94,000, compared to $537,000 for Q1 2023. Per my previous comments, when comparing the result between the two periods, the stage of completion for manufacturing and installation can be factored into those comparisons and should be taken into account when analyzing the two periods.

Operating expenses for Q1 2024 increased 6 percent to $2.86 million, compared to $2.68 million for Q1 2023. The entire amount of this increase is due to additional investment in sales resources as the company builds the commercial team in anticipation of a much higher level of activity in the subscription and recurring revenue areas.

The full increase was offset by modest reductions in R&D as some of our activities are now complete, notably the technology behind the wide-ranging patents for the RIP and associated AI. In addition, a reduction in administrative costs is the result of the cost reductions that have been implemented.

We anticipate that operating expenses will remain stable throughout the remainder of 2024, with further efficiencies being implemented in areas that do not impact the expected growth in revenues.

Net operating loss for Q1 2024 totaled $2.76 million compared to net operating loss of $2.15 million for Q1 2023. Although operating losses were higher than the comparative quarter a year ago, the increase was proportionately less than the relative decrease in revenue and gross margin.

Net loss for the first quarter was $2.75 million, or negative $0.38 per share, compared to a net loss of $2.14 million, or negative $0.30 a share, for Q1 2023, with the 28 percent increase being lower proportionately than might have been expected with a decrease in overall revenue.

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With regard to the balance sheet, at March 31, 2024, cash and cash equivalents totaled $2.98 million, compared to $2.44 million at December 31, 2023. In addition, the company had over $1.5 million in receivables and contract assets for a total of approximately $4.5 million in cash and expected short-term liquidity, a similar position to the comparable quarter a year ago.

Duos also has $1.5 million in inventory as of March 31, 2024, consisting primarily of long lead items for future RIP installations that are expected to be deployed this year. Total current liabilities are $3.08 million versus $3.25 million a year ago. My overall comment on the balance sheet is that it remains stable in anticipation of expected growth in the business in the second half of this year.

At the end of the first quarter, the company’s contracts and backlog and near-term renewals and extensions are now more than $10 million, of which approximately $7 million is expected to be recognized as revenue during the remainder of 2024. The balance of contract backlog comprises multiyear service and software agreements as well as project revenue.

Before turning the call back to Chuck, I would like to address the subject of guidance. As we have discussed previously, we have experienced some difficulty in giving accurate guidance within the time frame of a fiscal year due to the delays and uncertainties in our current market space. However, we believe that the current analyst expectations for annual revenues this year represent a reasonable estimate at this time.

Chuck will be addressing the transition into new markets, including our growing recurring revenue initiatives, such as AI and subscriptions, for which we have already announced some success this year. As we transition another few months, my expectation is that we will be able to formally reintroduce guidance.

This concludes my financial commentary, and I will now pass the call back to Chuck.

Chuck Ferry

Thank you, Adrian. As a reminder to our shareholders and the market in general, I want to provide a reminder of what this company has accomplished to date. Duos is the inventor of the Railcar Inspection Portal and is the only turnkey provider of this cutting-edge, machine-vision, artificial intelligence wayside detection system. Duos designs, manufactures, installs, and operates every aspect of the solution, including hardware, software, IT infrastructure, and artificial intelligence development.

We currently operate 13 freight Railcar Inspection Portals that provide services to Amtrak, Canadian National, CSX, CPKC, and Ferromex, and have three more portals in our backlog. Our system has been favorably reviewed by the Federal Rail Administration and currently supports waivers and/or waiver applications with both the FRA and Transport Canada.

The system has been demonstrated to the labor union of Mechanical Carmen national leadership, who have given it very high marks and would like to see their membership use the Railcar Inspection Portal in greater numbers. The portal has been demonstrated to more than 30 U.S. Senators and Congressmen who would also like to see this system used more broadly.

In fiscal year 2023, Duos scanned 8.5 million railcars, producing more than 1 billion component images, which is the largest image database of railcar components in the world. Duos holds 10 active patents on the Railcar Inspection Portal and has another 6 patents pending.

I am pleased to announce that we received notice of award for an additional Railcar Inspection Portal by a large industrial shipper here in the United States, with a contract value of $2.7 million, which is expected to be fully installed later this year.

This new order expands the potential addressable market outside of the traditional passenger and freight rail operators. With this new order, our operations teams will be busy this summer and fall installing three new portals, two for Amtrak in Secaucus, New Jersey, and one for this new customer in Texas.

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We have recently been awarded another comprehensive patent on the full Railcar Inspection Portal. This new patent, when combined with our other nine active patents, further recognizes our position as the inventor of this technology. We have an additional six patents pending, primarily related to new technology we intend to deploy later this year.

Despite our financial results this quarter, which were anticipated, we have increased our backlog to $10 million and have a good line of sight to at least another $5 million of contract modifications with current customers. Our overall pipeline value has increased to over $100 million, given a significant uptick of interest with the pending Railway Safety Act and challenges at the Mexican-United States border, where our system is used to detect illegal riders.

I would like to thank one of our long-term strategic partners, Dell Technologies, who recently published a comprehensive article in Forbes Magazine discussing “AI at the Edge; The New Vanguard of Railway Innovation.” This article highlights how our company is an important part of artificial intelligence, computing at the edge, and our role in the AI value chain for the rail industry.

We have previously spoken about our keen interest in expanding and diversifying Duos into the broader AI value chain, where analysts predict significant and rapid growth in edge computing--and the IT infrastructure to support it. Accordingly, I am pleased to announce that we have formed a new operating entity called Duos Edge AI that will install, own, and operate Edge data centers much like the ones we already operate in the Railcar Inspection Portal.

We are currently in final negotiations to install our first four Edge data centers later this year that will produce solid and long-term recurring revenue, and we have a pipeline of more than 200 more Edge data centers to be installed. We will conduct a press conference in the next month or so providing details of this new line of business. You can find out more details in the meantime on our normal website as well as our new website at duosedge.ai.

I want to ensure the market understands what we’re doing here. Our position in the AI value chain within the rail sector is solid, and it is described quite nicely in the Forbes article previously mentioned. I expect to grow our rail sector line of business significantly in the coming years, particularly with our subscription offering, which is gaining momentum.

Duos Edge AI is using the technical skills Duos already has and deploying those skills to take advantage of a significant opportunity to build out the broader Edge AI IT infrastructure that supports other sectors such as schools, oil and gas companies, utility companies, telecommunications fiber providers, manufacturing companies, and government agencies.

For those that know me personally, you understand my experience leading multiple lines of business, both in the civilian sector as well as leading complex and simultaneous missions as an infantry and Special Operations officer. The team we have assembled here at Duos is quite capable, and we are prepared to do this.

In closing, I believe that Duos is in a strong leadership position in the rail sector with machine vision and AI wayside detection systems, and we’ll continue to push this line of business with focus on expanding the technical capabilities of the Railcar Inspection Portal and the subscription recurring revenue aspect of it. Simultaneously, we will prove our value in the Edge data center line of business that will diversify the company and add to our recurring revenue and overall valuation.

As always, I’d like to thank my Board of Directors and shareholders for their support. Thank you for your time. And we’ll now open the call for your questions. Operator, would you please provide the appropriate instructions.

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

One moment, please, while we pull for questions. Thank you. Our first question is Mike Latimore with Northland Capital Markets. Please proceed with your question.

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Fatid Theon

Hi. This is Fatid Theon on behalf of Mike Latimore. Could you give some color on what is the status of your next software upgrade, and what would be the main advancements?

Chuck Ferry

Yeah. I think the question relates around what’s some of the next things that we’ll see with the Railcar Inspection Portal in terms of technology? So, the real emphasis right now for our R&D teams has been largely around wheels and brakes. As everyone watches the rail sector, wheels and brakes are two of really the top reasons for mechanical derailments. And that’s where our emphasis has been.

So as a part of our Amtrak contract, we’ve been steadily developing some real cutting-edge wheel detection systems that use a combination of machine vision and laser technology that will produce what I would argue is probably the most advanced wheel inspection systems, where we actually basically inspect the 360 degrees of the wheel. And then, there’s some other technologies that will do the same thing for the rotor discs that are on the Amtrak trains, in the long-haul distance trains, as well as the new Acela 21.

So, we’re excited to be able to roll some of that out. We’ve also got some advances and some big upgrades in our software. As you know, our Centraco system is our user interface. And in preparation to take on multiple subscribers onto some of our systems, that software, we call it an R4 update, will be rolled out here in the next month or so.

Fatid Theon

All right. And could you also give some color on how much annual recurring revenue do you expect exiting this year?

Chuck Ferry

Yeah, I’ll turn that over to Adrian for his comment on that one.

Adrian Goldfarb

Yes. So currently, we have recurring revenue that’s running, as I said in the other one, about $800,000 per quarter. And I do expect that to increase probably by about at least 50 percent to 75 percent as we get into Q4 and exiting the year. Let me give a little bit more color on that comment.

We have some initiatives that are in progress right now that will probably get announced. Chuck mentioned there will probably be a special press release, press conference, in about a month or so--and I think we’ll be more prepared to talk about than right now. But, we do expect a steady and growing increase in the amount of recurring revenue. That’s where our major focus is.

Fatid Theon

Got it. Thank you.

Chuck Ferry

Thank you very much.

Operator

Our next question is from Ed Woo with Ascendiant Capital Markets. Please proceed with your question.

Edward Woo

Yeah. Thank you for taking my question, and congratulations about getting the additional railcar, the RIP award that was for new industrial application. You said it valued at $2.7 million. Will it be all recognized this year? And my next question is, on the new industrial application, should we expect more sales to a different type of application other than traditional railcar inspection?

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Chuck Ferry

Yeah. So, the first part of the question is, yeah, this is a job to basically build a full-on Railcar Inspection Portal inside a very large industrial shipper of, I’ll say, hazardous material down in Texas. We’re in contract negotiations still, so I want to be confidential about their name, but that job is expected to be completed this year. It’s approximately $2.7 million of a one-time spend. And then, we’ll expect that all of it will have to be recognized this year.

And then, we’ll expect to probably have at least $200,000, $300,000, maybe $400,000 of annual revenue from that on a go-forward basis. And then, that particular customer is also interested in potentially some subscriptions after that on some of our other portals. What’s interesting about this customer is that this is the first, what I’ll call shipper or rail shipper of hazardous materials, in this case. It’s one of a number of shippers that we’ve been talking with, not only to build portals on their property but also to add them in our subscription services.

So effectively, what they’re doing is a very--it’s a very large production facility. They bring in large consists of railcars into the facility where they first have to inspect them. They make repairs there of their own cars, and then they load them with their products and then put them back onto the main line. So again, this opens up a nice avenue for us outside of the normal freight and passenger rail.

Edward Woo

Great. Well, congratulations. That’s a great opportunity, and I wish you guys good luck. Thank you.

Chuck Ferry
Appreciate it.

Operator

As a reminder, if you would like to ask a question, please press star one on your telephone keypad. Thank you. Management will now take--.

Chuck Ferry

--I’m sorry, go ahead, Moderator.

Operator

Management will now take select listener-submitted questions.

Chuck Ferry

Yeah. So, we had a couple come in here. And what I’ll do is, one of the questioners asked the question, how does the new company, Duos Edge AI, fit in with the overall market space of railroads? Kind of akin to the comments that I made, basically, we think of ourselves as a technology company that’s really operating inside the overall AI value chain.

Right now, it’s focused inside the railroads in terms of that machine vision and artificial intelligence and AI value chain. But, when you kind of read that article that comes from Dell Technologies, you’ll kind of understand where we kind of see ourselves a bit better in that space.

And what we’re really doing here with this Duos Edge AI is really just kind of laterally moving, using the skill sets that we already have, using technologies that we have, because we already operate Edge data centers for the specific purpose of computing AI at the edge. And we’re simply kind of putting that into another portion of the AI value chain. And in particular, it’s still within our business model, where we’re providing a service that will produce solid recurring revenue that right now is in super-high demand inside that space.

So, we are just kind of at the lead edge of developing that right now. We are currently in discussions to put the first four of these into the field. We expect to do that this year. We know there’s going to be a lot of questions about it, so we’ll look forward to answering those as things firm up, and we’ll do that in a special press conference here in the next month or so.

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Okay. And with that, that will conclude our question-and-answer session, and I’d like to turn the call back over to the operator, please.

Operator

At this time, I’d like to turn the call back over to Mr. Ferry for his closing remarks.

Chuck Ferry

Yeah. Again, I just want to reiterate my special thanks, one, for my CFO, Adrian Goldfarb joining me again, thank you, as well as all of our shareholders and Board members and their support. Thank you all for joining us on today’s call.

Operator

Before we conclude today’s call, I would like to provide Duos’ Safe Harbor statement that includes important cautions regarding forward-looking statements made during this call. This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminology, such as believes, expects, may, will, should, anticipates, plans, and their opposite or similar expression, are intended to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond our control, which may influence the accuracy of statements and the projections upon which statements are based that could cause Duos Technologies Group’s actual results to differ materially from those anticipated in forward-looking statements.

These risks and uncertainties include, but are not limited to, those described in Item 1A in Duos’ Annual Report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos’ filings with the SEC.

Thank you for joining us today for Duos Technologies Group’s first quarter 2024 earnings call. You may now disconnect.

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